                                                                     EXHIBIT 2.1



















                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                        BEACON PRINTING & GRAPHICS, INC.

                     AMERICAN BANKERS INSURANCE GROUP, INC.

                                       AND

                               H&D GRAPHICS, INC.





                          DATED AS OF FEBRUARY 15, 1999

                                TABLE OF CONTENTS

1.       Sale and Purchase of the Assets..........................................................................1
         1.1      Assets Acquired.................................................................................1
         1.2      Excluded Assets.................................................................................3
         1.3      Consideration for the Assets....................................................................3
         1.4      Assumption of Liabilities.......................................................................3
         1.5      Proration.......................................................................................4
         1.6      Allocation of Cash Consideration................................................................4
         1.7      Closing.........................................................................................4

2.       Representations and Warranties of the Company and the Stockholder........................................4
         2.1      Organization and Good Standing..................................................................4
         2.2      Authorization and Enforceability................................................................5
         2.3      Capitalization..................................................................................5
         2.4      No Violation of Law, Etc........................................................................5
         2.5      Financial Statements............................................................................6
         2.6      Accounts Receivable.............................................................................6
         2.7      Liabilities and Obligations.....................................................................7
         2.8      Inventory.......................................................................................7
         2.9      Furniture, Fixtures, Machinery and Equipment....................................................8
         2.10     Legal Proceedings...............................................................................8
         2.11     Title to Assets.................................................................................8
         2.12     Subsidiaries, Etc...............................................................................8
         2.13     Condition and Sufficiency of Assets.............................................................8
         2.14     Contracts.......................................................................................9
         2.15     Employee Benefit Plans.........................................................................10
         2.16     Transactions with Affiliated Parties...........................................................11
         2.17     Tax Matters....................................................................................11
         2.18     Corporate Name.................................................................................11
         2.19     Absence of Certain Changes or Events...........................................................12
         2.20     Real Property..................................................................................14
         2.21     Environmental Disclosure.......................................................................14
         2.22     Insurance......................................................................................16
         2.23     Labor Matters..................................................................................16
         2.24     Compliance with OSHA...........................................................................16
         2.25     Intellectual Property Rights...................................................................17
         2.26     Permits and Licenses...........................................................................17
         2.27     Employees......................................................................................17
         2.28     Certain Payments...............................................................................18
         2.29     Significant Customers and Suppliers............................................................18
         2.30     Government Contracts...........................................................................19
         2.31     Deposit Accounts; Powers of Attorney...........................................................19
         2.32     Solvency.......................................................................................19
         2.33     Year 2000 Compliance...........................................................................19


         2.34     Tax Matters....................................................................................20
         2.35     Accurate Copies................................................................................20
         2.36     Brokers' Fees..................................................................................20
         2.37     Accuracy of Representations and Warranties.....................................................20

3.       Representations and Warranties of Beacon................................................................20
         3.1      Organization and Good Standing.................................................................21
         3.2      Authorization and Enforceability...............................................................21
         3.3      No Violation of Law, Etc.......................................................................21
         3.4      Brokers' Fees..................................................................................21
         3.5      No Litigation..................................................................................21

4.       Deliveries at the Closing.
         4.1      Deliveries by the Company or the Stockholder.  ................................................22
         4.2      Deliveries by Beacon...........................................................................22

5.       Noncompetition..........................................................................................23
         5.1      Prohibited Activities..........................................................................23
         5.2      Damages........................................................................................24
         5.3      Reasonable Restraint...........................................................................24
         5.4      Severability; Reformation......................................................................24
         5.5      Independent Covenant...........................................................................24
         5.6      Materiality....................................................................................24

6.       Nondisclosure of Confidential Information...............................................................24

7.       Indemnification.........................................................................................25
         7.1      Survival of Representations and Warranties ....................................................25
         7.2      Indemnification by the Stockholder and the Company.............................................26
         7.3      Indemnification by Beacon......................................................................27
         7.4      Procedure for Indemnification; Third Party Claims..............................................27
         7.5      Procedure for Indemnification, Other than Third Party Claims...................................28
         7.6      Limitations on Liability of the Stockholder and the Company....................................28
         7.7      Arbitration....................................................................................30
         7.8      Compliance with Bulk Sales Law.................................................................31
         7.9      Remedies.......................................................................................31
         7.10     Environmental Indemnification..................................................................31

8.       Post-Closing Covenants .................................................................................34
         8.1      Employees......................................................................................34
         8.2      Employee Benefits..............................................................................34
         8.3      Payments Received..............................................................................34
         8.4      Further Assurances. ...........................................................................34
         8.5      Temporary Availability of Controller...........................................................35
         8.6      Continued Provision of Electronic Mail.........................................................35
         8.7      Transfer of Cash Balance; Negative Cash Balance ...............................................35
         8.8      Books and Record...............................................................................36
         8.9      Defense of Litigation..........................................................................36


         8.10     Termination of Fictitious Name Filings.........................................................37

9.       Miscellaneous...........................................................................................37

         9.1      Entire Agreement ..............................................................................37
         9.2      Notices .......................................................................................37
         9.3      Amendment and Modification.....................................................................38
         9.4      Governing Law; Venue...........................................................................38
         9.5      Severability.  ................................................................................39
         9.6      Multiple Counterparts..........................................................................39
         9.7      Expenses.......................................................................................39
         9.8      Waiver of Breach...............................................................................39
         9.9      Construction...................................................................................39
         9.10     Public Announcements...........................................................................39

Schedules and Exhibits...........................................................................................42

                        BEACON PRINTING & GRAPHICS, INC.
                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is between Beacon Printing & Graphics, Inc., a Texas corporation ("Beacon"), American Bankers Insurance Group, Inc., a Florida corporation (the "Stockholder"), and H&D Graphics, Inc., a Florida corporation doing business as Haff-Daugherty Graphics, Inc. (the "Company"), which parties agree as follows:

                                    RECITALS

         The Stockholder owns all of the outstanding capital stock of the Company. The Company is in the commercial printing and graphic arts business (the "Business") and desires to sell to Beacon, and Beacon desires to purchase from the Company, substantially all of its assets and properties used in the Business, on the terms and subject to the conditions in this Agreement. Beacon is the wholly-owned subsidiary of Nationwide Graphics, Inc. ("Nationwide"). In connection with the sale and purchase of the Assets (defined below), the Stockholder, the Company and Beacon entered into related agreements that are attached to this Agreement as exhibits ("Exhibits").

                                    AGREEMENT

         1.       SALE AND PURCHASE OF THE ASSETS.

                  1.1 ASSETS ACQUIRED. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and indemnities in this Agreement, on the date hereof, the Company is selling, transferring and delivering to Beacon, and Beacon is purchasing from the Company, all of the Company's right, title and interest in and to, as of the date of this Agreement, all of the properties, rights and assets the Company owns as of the date of this Agreement or in which the Company has any right or interest (other than the Excluded Assets on SCHEDULE 1.2) that relate to or are used in the Business (the "Assets"), including:

                           (a) TANGIBLE PERSONAL PROPERTY. All tangible personal
property of every kind and nature used in the Business (except items of tangible personal property that are consumed, disposed of or inventoried in the Ordinary Course of Business (as that term is defined in Section 2.6)), including, without limitation, all furniture, fixtures, machinery, equipment, vehicles, computers and computer equipment, and all items listed on SCHEDULE 2.9.

                           (b) INVENTORIES AND SUPPLIES. All inventories of
finished products, work-in-process, raw materials, supplies, packing and shipping materials and office supplies used in the Business;

                           (c) REAL PROPERTY. Good and marketable title in fee
simple to full, undivided ownership in all real property used in the Business, including, without limitation, the real property more particularly described in
SCHEDULE 2.20 (and
designated as being owned by the Company), and all buildings, improvements, other constructions, construction-in-progress and fixtures located thereon, together with all right, title and interest of the Company in all easements, servitudes, rights-of-way and other similar rights associated therewith;

                           (d) CASH AND CASH EQUIVALENTS. Subject to the
provisions of Section 8.7 of this Agreement, and excluding any consideration paid or payable by Beacon to the Company pursuant to this Agreement, all, cash, temporary cash investments and instruments representing the same and all other cash equivalents (including all cash on deposit in the bank accounts identified on SCHEDULE 2.31, minus an amount representing outstanding checks, plus all uncleared deposits in such accounts (the "Cash Balance"));

                           (e) ACCOUNTS AND OTHER RECEIVABLES. All accounts,
notes, receivables, and other rights to receive money, arising out of or relating to the Business;

                           (f) INTANGIBLES. All intangible property of every
kind and nature related to the Business, including, without limitation, the following:

                                    (i) all patents, processes, trademarks,
trade names, copyrights, service marks, logos, trade secrets and all applications and registrations therefor that are used in the Business, and licenses thereof under which the Company has any right to the use or benefit of, or other rights with respect to, any of the foregoing (the "Intellectual Property Rights"), including, without limitation, the items identified on
SCHEDULE 2.25;

                                    (ii) the names "H&D Graphics, Inc.,"
"Haff-Daugherty Graphics, Inc.," "Supertype," and "Postmasters" and any variants of those names;

                                    (iii) the Company's transferable interest in
the phone number (305) 885-8707, the facsimile number (305) 888-9903, and any other phone and facsimile numbers for the Business;

                                    (iv) all orders, bids, quotations,
contracts, and other agreements with or related to present and prospective customers of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing (except for Excluded Records, as that term is defined in subparagraph (g) below);

                                    (v) all electronic information and data
related to the Business (except for Excluded Records) wherever located;

                                    (vi) all sales, advertising and promotional
literature and materials, advertising and advertising copy and other similar marketing materials relating to the Business on which the name "H&D Graphics, Inc.," "Haff-Daugherty Graphics, Inc.," "Supertype" or "Postmasters" or any form thereof appears;

                                    (vii) to the extent transferable, all
licenses, permits, certificates, franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority relating to the Business including, without limitation, those listed on SCHEDULE 2.26;

                                    (viii) all rights and claims under insurance
policies maintained by the Company with respect to destruction of, damage to or loss of use of any of the Assets, and all causes of action, claims and demands filed or made by the Company before the date hereof that relate to any of the Assets;

                                    (ix) all deposits held by the Company in
connection with future services to be rendered or products to be delivered by the Company; and

                                    (x) all warranties, guarantees, and
covenants not to compete with respect to any of the activities, of the Company.

                           (g) BOOKS AND RECORDS. All books, records, lists,
reports, forms and files relating to the Assets or the Business (except for minute and stock record books, financial records, tax records, payroll records, and records relating to Excluded Assets, pending lawsuits against the Company disclosed on SCHEDULE 2.10 and the Company's employees who do not become Beacon's employees immediately after the Closing (collectively, "Excluded Records")), it being agreed that if the Company is required by law to retain originals of any such books, records or other materials, it shall deliver to Beacon only copies thereof.

                  1.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, the Assets shall not include the assets and rights listed on SCHEDULE 1.2 (the "Excluded Assets"), which the Company shall retain.

                  1.3 CONSIDERATION FOR THE ASSETS. In consideration for the transfer of the Assets, upon the terms and subject to the conditions set forth in this Agreement, Beacon shall pay to the Company at the Closing, an aggregate purchase price of $10,500,000 in cash, minus an aggregate of $34,635.65, which represents the sales, use, transfer and other similar taxes imposed as a result of Beacon's purchase of the Assets, and the cost of the title policy that will insure Beacon's title in the Company's owned real property included in the Assets (collectively, the "Transfer Taxes and Costs"), as further detailed on the Seller's Estimated Closing Statement prepared by Stewart Title North Texas and attached as EXHIBIT 1.3 hereto, or an adjusted purchase price of $10,465,364.35 (the purchase price, as adjusted, the "Cash Consideration"), $10,454,364.35 via wire transfer to a bank account of the Company or the

Stockholder, as designated in writing to Beacon, and $11,000 by check made payable to the Company or the Stockholder.

         The Stockholder and the Company agree to pay and discharge, and to indemnify Beacon against, any liability, obligation, claim, assessment or deficiency for the Transfer Taxes and Costs (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the purchase and sale of the Assets, except to the extent the same is incurred as a result of any act or omission of Beacon.

                  1.4 ASSUMPTION OF LIABILITIES. At the Closing, Beacon is assuming and discharging the obligations and liabilities reflected in the Assignment and Assumption Agreement attached as EXHIBIT 1.4 or in any exhibit thereto (the "Assignment and Assumption Agreement"). Except as provided for in the Assignment and Assumption Agreement, Beacon shall not assume or be responsible for any other liabilities or obligations that relate to the Company and that arise out of events that occurred before the Closing Date.

                  1.5 PRORATION. The Stockholder, the Company and Beacon agree that all rent, expenses, common area charges, and ad valorem or other taxes and any other sums owed in connection with the Assets shall, as soon as the amount of such payments are known, be prorated between the Company and Beacon based upon periods of occupancy, use or ownership up to and after the Closing Date.

                  1.6 ALLOCATION OF CASH CONSIDERATION. The consideration Beacon is paying and the liabilities it is assuming under Sections 1.3 and 1.4 shall be allocated among the Assets as set forth on SCHEDULE 1.6. The Company and Beacon each agree that neither will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on SCHEDULE 1.6. Each party shall timely file a Form 8594 with its appropriate tax returns.

                  1.7 CLOSING; EFFECTIVE DATE. The Closing of the purchase and sale of the Assets (the "Closing") was held at the offices of Patton Boggs, L.L.P., 2200 Ross Avenue, Suite 900, Dallas, Texas 75201 on February 17, 1999. The parties agree that February 17, 1999 does not coincide with the appropriate cut-off date that is necessary for accounting purposes to convey the Assets and the Business from the Company to Beacon in an orderly manner. Therefore, the Closing shall be effective and deemed to have occurred as of 12:01 a.m. on February 15, 1999 (the "Closing Date").

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER. The Stockholder and the Company jointly and severally represent and warrant to Beacon that, as of the date hereof (except to the extent any representation or warranty is made as of another date, which are hereby made as of such other date):

                  2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite corporate power and authority and has satisfied all material Legal Requirements (as defined below) necessary to own its assets and to carry on the Business as now being conducted. The Company is duly qualified and in good standing in every jurisdiction in which it is required by the nature of the Business or its ownership or lease of its properties to so qualify, except where the failure to be so qualified or in good standing does not or is not reasonably expected to have a material adverse effect on the Company or the Business. The Company's officers and directors and its federal tax identification number are disclosed on SCHEDULE 2.1.

                           "LEGAL REQUIREMENT" means any law, statute,
ordinance, writ, injunction, decree, requirement, order, judgment, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

                  2.2 AUTHORIZATION AND ENFORCEABILITY. The Company and the Stockholder each has full legal capacity and authority to execute and deliver this Agreement and any other agreement executed in connection with this Agreement (such other agreements, collectively, the "Closing Agreements") by either of them, and to perform their respective obligations under this Agreement and the Closing Agreements. The Stockholder has duly executed and delivered this Agreement and the Company has duly executed and delivered this Agreement and the Closing Agreements, and each such agreement is the Company's or the Stockholder's, as the case may be, legal, valid and binding obligation, enforceable against the Company or the Stockholder, as the case may be, in accordance with its terms, except as its enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies (collectively, the "Exceptions"). The Company's execution, delivery and performance of this Agreement and the Closing Agreements have been duly authorized by the Company and approved by the Stockholder in its capacity as the Company's sole stockholder. Except as disclosed in SCHEDULE 2.2, neither the Stockholder nor the Company is required to obtain any consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or third party to authorize its execution, delivery or performance of its obligations under this Agreement or the Closing Agreements.

                           "GOVERNMENTAL AUTHORITY" means any foreign
governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau or court of any of the foregoing, having jurisdiction over the respective party or their assets.

                  2.3 CAPITALIZATION. The Stockholder owns all of the Company's issued and outstanding shares of capital stock and there are no voting trusts, voting agreements or proxies in effect with respect to such capital stock.

                  2.4 NO VIOLATION OF LAW, ETC. The Company's and the Stockholder's execution, delivery and performance of this Agreement and the Closing Agreements does not:

                           (a) conflict with, violate or constitute a material
breach of or a material default under; or

                           (b) result in the creation or imposition of any lien
upon any of the Assets under the terms of;

                                    (i) the Organizational Documents (as defined
below) of the Company;

                                    (ii) any Legal Requirement that applies to
the Company or the Stockholder; or

                                    (iii) except with respect to the agreements
disclosed on SCHEDULE 2.2, any credit or loan agreement, mortgage, indenture, promissory note or any other material agreement or instrument to which the Company or the Stockholder is a party or by which either of them or the Assets may be bound or affected.

                           "ORGANIZATIONAL DOCUMENTS" means articles of
incorporation and bylaws, each as amended and in effect on the date of this Agreement. The Company's Organizational Documents are attached as EXHIBIT 2.4.

                  2.5 FINANCIAL STATEMENTS. Attached as EXHIBIT 2.5 are complete and correct copies of the Company's:

                           (a) Unaudited Balance Sheets at December 31, 1995,
December 31, 1996 and December 31, 1997 and related Statements of Income, Retained Earnings and Cash Flows for the years then ended (collectively, the "1997 Financial Statements"); and

                          (b) Unaudited Balance Sheet at December 31, 1998 (the
"1998 Balance Sheet") and related unaudited Statement of Income, Retained Earnings and Cash Flows for the year then ended (collectively, the "1998 Financial Statements").

                           The Annual Financial Statements and the 1998
Financial Statements are referred to collectively as the "Financial Statements." The Financial Statements have been prepared from the Company's books and records in conformity with generally accepted accounting principles consistently applied ("GAAP"), subject, in the case of the 1998 Financial Statements, to normal recurring year-end adjustments and the absence of notes. The Financial Statements present fairly the Company's financial position at the dates indicated and the results of its operations for the periods then ended. For purposes of this Agreement, December 31, 1997 is referred to as the "1997 Financial Statement Date" and December 31, 1998 is referred to as the "1998 Financial Statement Date."

                  2.6 ACCOUNTS RECEIVABLE. All of the Company's accounts receivable reflected on the 1998 Balance Sheet or on the Company's accounting records as of January 31, 1999 (the "Pre-Closing Date") represented, and as of the Closing Date (collectively, the "Accounts Receivable") represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business (as defined below). The Accounts Receivable as of the Closing Date are collectible net of reserves (which reserves are adequate and calculated consistent with past practice). The reserves as of the Closing Date do not represent a greater percent of the accounts receivable as of the Closing Date than the reserves on the 1998 Balance Sheet represented of the accounts receivable reflected therein, and there is no material adverse change in the composition of such accounts receivable in terms of aging.

                           Other than in the Ordinary Course of Business, there
is no contest, claim, or right of set-off under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Disclosed on SCHEDULE 2.6 are complete and correct lists of all Accounts Receivable as of the 1997 Financial Statement Date and the 1998 Financial Statement Date, which show the aging of such Accounts Receivable. Subject to reserves, the Accounts Receivable as of the Closing Date will be collectible in full within 120 days after the Closing Date.

                           "ORDINARY COURSE OF BUSINESS" means actions of the
Company that are:

                           (a) consistent with past practices taken in the
course of its usual day-to-day operations; and

                           (b) not required to be authorized by a resolution of
the Company's Board of Directors.

                  2.7 LIABILITIES AND OBLIGATIONS. Except as disclosed and adequately provided for on the 1998 Balance Sheet or in SCHEDULE 2.7, except for accrued vacation and sick pay, and except for liabilities and obligations that have arisen since the 1998 Financial Statement Date in the Ordinary Course of Business, the Company has not incurred any liabilities of a type required by GAAP to be reflected on a balance sheet, whether accrued, absolute, secured or unsecured, contingent or otherwise.

                  2.8 INVENTORY. Disclosed on SCHEDULE 2.8 is a complete and correct list and description of the Company's inventory as of the 1997 Financial Statement Date and the 1998 Financial Statement Date. All of the Company's inventory is:

                           (a) carried on the Company's books at the lower of
cost or market under the Company's normal inventory valuation policy;

                           (b) salable and usable in the Ordinary Course of
Business, except for obsolete items and items of below-standard quality, both of which have been written off or written down to net realizable value on the Financial Statements and on the Company's accounting records as of the Pre-Closing Date; and

                           (c) not excessive in kind or amount in light of the
Company's Business needs.

                           No inventory has been disposed of, and no additions
have been made to the inventory since the 1998 Financial Statement Date, except in the Ordinary Course of Business. In computing the value of the inventory for purposes of the Financial Statements and as of the Pre-Closing Date, slow-moving, unmarketable, rejected, damaged or obsolete inventory has been written down or written off in accordance with GAAP. Except as disclosed on
SCHEDULE 2.8, no items included in the Company's inventory are pledged as collateral or are held by the Company on consignment from others.

                  2.9 FURNITURE, FIXTURES, MACHINERY AND EQUIPMENT. SCHEDULE 2.9 is a complete and correct list of the Company's owned and leased furniture, fixtures, machinery and equipment as of the 1997 Financial Statement Date and the 1998 Financial Statement Date, which, as of such date, constituted all furniture, fixtures, machinery and equipment (other than as listed on Schedule 1.2), used in the conduct of the Business. SCHEDULE 2.9 also identifies any such equipment that is leased (except any equipment leases under which the total lease obligation is less than $5,000 individually or $20,000 in the aggregate). No furniture, fixtures, machinery or equipment is provided to the Company by any vendors or suppliers that is conditioned on the Company using any vendor's or supplier's goods or services. The Company has provided to Beacon copies of all certificates of title for all motor vehicles it owns.

                  2.10 LEGAL PROCEEDINGS. Except as disclosed on SCHEDULE 2.10, there are no actions, suits or proceedings pending or known to be threatened against the Company or any of the Assets, at law or in equity, or before or by any Governmental Authority, and there is no outstanding judgment, order, writ, injunction or decree against or affecting the Company or any of the Assets.

                  2.11 TITLE TO ASSETS. The Company has good and marketable title to all real and tangible personal property included in the Assets and owns all other property included in the Assets (not taking into account personal property that the Company leases). Except as disclosed on SCHEDULE 2.11(a), the Assets are not subject to any security interest, pledge, lien, lease, encumbrance or charge except for: (a) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings; and (b) statutory liens not yet delinquent.

                  2.12 SUBSIDIARIES, ETC. Except as disclosed on SCHEDULE 2.12, the Company (a) has no subsidiaries; (b) is not a co-venturer in any joint venture or a partner in any partnership; and (c) owns no interest in any other corporation, business enterprise or other entity. SCHEDULE 2.12 contains a description of any corporate acquisition or merger to which the Company has been a party and the date(s) thereof.

                  2.13 CONDITION AND SUFFICIENCY OF ASSETS. The furniture, fixtures, machinery and equipment included in the Assets are in good operating condition and repair, given their respective ages and prior usage (such as number of impressions and the like), ordinary wear and tear excepted, and are suitable for the uses to which they are being put. None of such furniture, fixtures, machinery and equipment needs maintenance or repairs, except for ordinary, routine maintenance and repairs. The Stockholder is not aware of (i) any defects in the structural components of the buildings (including the foundation, exterior walls and roof) and building systems (including the heating, ventilating and air conditioning, electrical, mechanical and plumbing systems) included in the Assets, taking into account their respective ages and prior usage, or (ii) any present need for material repairs to the structural components of the buildings or the buildings systems, except for ordinary, routine maintenance and repairs.

                  2.14 CONTRACTS. SCHEDULE 2.14 is a true, complete and correct list of all verbal or written material contracts, notes receivables, loans, leases and other agreements (including any employment contracts or deferred compensation, pension, profit-sharing or retirement plans) (collectively, the "Material Agreements") imposing any obligation on the Company to which the Assets are subject, except for:

                           (a) contracts terminable without penalty at the
Company's will upon 30 days notice
or less;

                           (b) purchase and sales orders, electric, gas and
water utility contracts or similar agreements the Company entered into in the Ordinary Course of Business and not involving expenditures of $50,000 or more; and

                           (c) contracts otherwise disclosed in this Agreement.

SCHEDULE 2.14 includes a summary of the material terms of all verbal Material Agreements.

                           The Company is not a party to or bound by any
material contract or agreement except those disclosed on SCHEDULE 2.14. The Material Agreements are valid, binding and in full force and effect in accordance with their terms and conditions, except for the Exceptions. Other than such breaches as may exist as disclosed in Section 2.4(b)(iii) hereof, the Company is not in breach of or default under any Material Agreement and neither the Stockholder nor the Company is aware that any other party is in breach or default under any Material Agreement, or of any conditions that, with the passage of time or the giving of notice, or both, will constitute such a breach or default. Neither any of the Company's 10 largest customers nor Premier Cruise Line has notified the Company that such customer will terminate any Material Agreement or stop or decrease its level of business with the Company on or after the Closing Date, and the Stockholder knows of no reason why its level of business, and that of any Affiliated Party (as defined in Section 2.16), taken in the aggregate, with the Company will stop or decrease after the Closing Date. However, there can be no assurance that any customer of the Company, including the Stockholder and its Affiliated Parties, will not stop or decrease its level of business with the Company after the Closing. Except as disclosed on SCHEDULE 2.2, all of the Material Agreements may be assigned to Beacon without the approval or consent of any person or entity. The Company has provided copies of all of the Material Agreements to Beacon.

                  2.15     EMPLOYEE BENEFIT PLANS.

                           (a) For purposes of this 2.15, the term "Company
Group" shall individually and collectively refer to the Company and any trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code")).

                           (b) No employee benefit plan, program or arrangement
of whatever nature, whether or not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock, or other employee pay practice, consulting, retainer, employment, retirement, welfare, fringe benefit, insurance, incentive, vacation, holiday, sickness, leave of absence, or any other plan, policy, program, agreement or other arrangement that the Company Group sponsors, maintains or contributes to with respect to the Company's current or former employees (individually and collectively, "Employee Plan"), shall by its terms or applicable law, become binding upon or an obligation, liability or responsibility of Beacon in any way, financial or otherwise. The Company Group has not engaged in any action or omission which may result in Beacon being a party to, or bound by, any Employee Plan. The Company warrants that no Employee Plan provides for payment of termination, change of control or retiree benefits in any manner such that Beacon would become liable to provide such benefits.

                           (c) With respect to any Employee Plan that is subject
to the continuation requirements of Sections 601-608 of ERISA and Section 4980B of the Code ("COBRA coverage") or the continuation requirements of any applicable state or local law, the respective members of the Company Group sponsoring, maintaining or contributing to such Employee Plans have complied with all such applicable laws and regulatory requirements with respect to the Company's current or former employees. The Company shall, and shall cause each other member of the Company Group to, provide eligible employees of the Company (and dependents of such employees) with continuation coverage under any applicable Employee Plans in accordance with applicable laws and regulations; PROVIDED, HOWEVER, that the Company's obligation under this sentence with respect to members of the Company Group other than the Company shall be null and void except to the extent such other members of the Company Group sponsor, maintain or contribute to such applicable Employee Plans with respect to such eligible employees (or dependents thereof).

                           (d) No Employee Plan is either (i) a "multiemployer
plan" (as defined in Section 3(37) of ERISA) or (ii) a defined benefit pension plan subject to Title IV of ERISA.

                           (e) During the six years preceding the Closing Date,
(i) no under-funded pension plan subject to Section 412 of the Code has been transferred out of the Company, and (ii) the Company has not participated in or contributed to, nor had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and has no withdrawal liability with respect to any multiemployer plan.

                  2.16 TRANSACTIONS WITH AFFILIATED PARTIES. Except as disclosed on SCHEDULE 2.16, the Company is not engaged in any transactions with any Affiliated Party (as defined below) except for transactions inherent in the normal capacities of stockholder, officers, directors, or employees. Except as disclosed on SCHEDULE 2.16 and except for the ownership of non-controlling interests in securities of publicly traded corporations, no Affiliated Party has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or any person or entity presently known by the Company or the Stockholder to be a potential competitor, or in any major supplier or customer, of the Company.

                           "AFFILIATED PARTY" means an "affiliate," as that term
is defined in Rule 144(a)(i) of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), or any "associate" of any such affiliate, as that term is defined in Regulation 14A of the general rules and regulations under the Securities Exchange Act of 1934, as amended, and is deemed to include any entity in which the relevant party has an equity interest of more than 5%.

                  2.17 TAX MATTERS. After the date hereof, except for taxes accrued and accruable by the Company in the Ordinary Course of Business, including any deferred tax liabilities as of the Closing Date, Beacon shall not be liable, with respect to or arising out of (a) any income, excise, corporate, franchise, real and personal property, sales, payroll, withholding or other tax returns and reports required by any Governmental Authority to be filed by or with respect to the Company as of the date hereof, or (b) any taxes (including penalties and interest) that have or may become due pursuant to such returns and any assessments that have been received by it with respect to such returns and reports.

                  2.18 CORPORATE NAME. Disclosed on SCHEDULE 2.18 is a complete and correct list of any fictitious names, trademarks or "d/b/a's" under which the Company has ever done business. There are no actions, suits or proceedings pending or, to the Company's and the Stockholder's knowledge, threatened against the Company that may result in any impairment of the Company's right to use its corporate name. To the Company's knowledge, the Company's use of its corporate name does not infringe upon the rights of any third party in any jurisdiction in which the Company currently conducts the Business.

                  2.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the 1998 Financial Statement Date, except as (a) expressly contemplated by this Agreement, there has not been a material change in the Company's manner of doing business; and (b) disclosed on SCHEDULE 2.19, the Company has not:

                        (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent), except trade payables and other obligations or liabilities incurred in the Ordinary Course of Business;

                        (ii) paid or prepaid any obligation or liability (absolute or contingent) other than current liabilities then due and owing that are reflected in or shown on the 1997 or 1998 Balance Sheet or that have been incurred in the Ordinary Course of Business since the 1997 Financial Statement Date;

                        (iii) made any single capital expenditure (or commitment therefor) in excess of $10,000;

                        (iv) sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, or acquired, or agreed to acquire, any assets, properties, or rights, except in the Ordinary Course of Business;

                        (v) mortgaged, pledged, or otherwise subjected, or agreed to mortgage, pledge, or otherwise subject, any of its Assets to any lien, charge, or other encumbrance;

                        (vi) entered or agreed to enter into any agreement or arrangement (x) granting any preferential rights to purchase any of its Assets (including management and control thereof) excluding any agreement or arrangement for favorable pricing of printing work entered into in the Ordinary Course of Business, or (y) requiring the consent of any party to the transfer and assignment of any of such Assets (including management and control thereof);

                        (vii) changed the costing system or depreciation methods of accounting for its Assets;

                        (viii) formed or acquired or disposed of any interest in any corporation, partnership, joint venture, or other entity;

                        (ix) made or permitted any amendment or termination of any Material Agreement or license to which it is a party or by which it or any material portions of its Assets are subject, or forgiven or canceled any material debts or claims or released or waived any material rights or claims, except in the Ordinary Course of Business;

                        (x) entered into any contract or consummated any transaction with any Affiliated Party, except in the Ordinary Course of Business with Affiliated Parties identified on SCHEDULE 2.16;

                        (xi) entered into any employment, compensation, consulting, or collective bargaining agreement with any person or group, or modified or amended the terms of any such existing agreement;

                        (xii) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, or employee of the Company, except in the Ordinary Course of Business;

                        (xiii) increased or agreed to increase the rate of the compensation payable or to become payable by the Company to any of its employees, officers or directors, or adopted any new, or made any amendment in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan, except in the Ordinary Course of Business;

                        (xiv) experienced any labor trouble or lost or terminated any employees, customers, or suppliers that does or is reasonably expected by the Company to materially and adversely affect the Business or its Assets;

                        (xv) been cited for any violations of any Legal Requirement including, without limitation, the United States Occupational Safety and Health Act of 1970 ("OSHA") or any rules or regulations promulgated thereunder;

                        (xvi) experienced any material adverse change in or to the Assets or the Business, or suffered any material damages, destruction, or losses thereto (whether or not covered by insurance); or

                        (xvii) entered into agreement to do any of the foregoing.

                  2.20 REAL PROPERTY. Disclosed on SCHEDULE 2.20 is a complete and correct list by legal description of all real property that the Company owns or that it leases in connection with the Business (singularly, a "Property," and collectively, the "Properties"). SCHEDULE 2.20 also discloses the owner of any Property that the Company does not own.

                           The Company has good and marketable title to all
Properties, free and clear of all encumbrances other than as shown on Schedule B
- Section II of that certain Title Commitment No. C-98110427, effective January 4, 1999, prepared by Stewart Title of Tampa. To the Company's and the Stockholder's knowledge, the Company is not in violation of any applicable land use law or regulation or zoning regulation or ordinance, or similar law, ordinance, regulation, or requirement relating to the Company's use of the Properties and their use in connection with the Business conform with all such applicable laws, ordinances, and regulations.

                           There are no parties in possession of any portion of
the Properties as lessees, tenants or trespassers. The Properties are accessible by public roads. The Properties are served by water, sewage, gas, waste disposal, electricity and telephone utilities sufficient for the Company's current needs, and neither the Company nor the Stockholder is aware of any inadequacies with respect to such utilities.

                  2.21 ENVIRONMENTAL DISCLOSURE. Disclosed on SCHEDULE 2.21 is a correct and complete list of all environmental surveys, audits, reports, memoranda, notices and correspondence generated or received by the Company at any time in the past (a) regarding Hazardous Materials and Hazardous Materials Activities or
(b) from the Environmental Protection Agency or any similar federal, state or local environmental regulatory agency or authority (collectively, the "Environmental Materials"). The Company has delivered to Beacon copies of all Environmental Materials.

                           Except to the extent disclosed in SCHEDULE 2.21, with
respect to the Properties:

                           (i) To the Company's and the Stockholder's knowledge,
the Company has not failed to comply in any respect with, and is not in default in any respect under, any Hazardous Materials Laws, including but not limited to those relating to soil and groundwater contamination.

                           (ii) The Company has not entered into or received,
and is not aware of any notice of violation or warning notice, consent decree, compliance order, administrative order or similar action relating to environmental protection or conservation, under the Hazardous Materials Laws or otherwise.

                           (iii) To the Company's and the Stockholder's
knowledge, the Company has all permits, licenses, approvals, consents and authorizations relating to environmental protection or conservation which are required under federal, state or local laws, rules and regulations, including but not limited to the Hazardous Materials Laws.

                           (iv) To the Company's and the Stockholder's
knowledge, there is no proceeding, suit or investigation pending or threatened against or affecting the Properties by any federal, state or local governmental authority relating to environmental protection or conservation or with respect to any violation or alleged violation of the Hazardous Materials Laws, and no notice has been received that the Company is a potentially responsible party or persons under the Hazardous Materials Laws.

                           (v) To the Company's and the Stockholder's knowledge,
there have been no releases, spillage, leakage, contamination, disposal, burial or placing of hazardous or toxic substances, pollutants, contaminants, petroleum or gas liquids, liquified natural gas or synthetic gas, in excess of permitted levels or reportable quantities (as defined in the Hazardous Materials Laws) into or on the environment (as any of such terms may be defined under federal, state or local law, rules or regulations, including but not limited to the Hazardous Materials
Laws) at the Properties.

                           (vi) No lien has been placed on the Company's
facilities under federal, state or local laws, rules or regulations as they relate to environmental protection or conservation, including but not limited to the Hazardous Materials Laws.

                  As used herein:

                           (a) "Hazardous Materials" means flammable explosives,
radioactive materials, oil, asbestos, urea formaldehyde insulation, hazardous wastes, toxic or contaminated substances or similar materials, to the extent regulated under laws, rules or regulations relating to pollution or protection of the environment, including, without limitation, substances defined or identified as "hazardous substances," "pollutants," "contaminants," "hazardous materials," or "toxic substances" in any Hazardous Materials Laws.

                           (b) "Hazardous Materials Activities" means the use,
recycling, reclamation, generation, manufacture, storage, treatment, release, discharge, handling, disposal or transportation of any Hazardous Materials.

                           (c) "Hazardous Materials Laws" means all applicable
laws, including without limitation, federal, state or local laws, ordinances, rules, and regulations in effect as of or prior to the date hereof, but not newly promulgated or enacted thereafter, and published interpretations and orders of courts or administrative agencies or authorities having jurisdiction over the businesses and operations of a respective entity relating in any way to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1987, as amended; the Resource Conservation and Recovery Act of 1976; as amended; the Hazardous and Solid Waste Amendments of 1984, as amended; the Hazardous Materials Transportation Act, as amended; the Water Pollution Control Act of 1972; the Clean Water Act; the Clean Air Act; the Solid Waste Disposal and Toxic Substances Control Act; the Insecticide

Fungicide and Rodenticide Act; the Occupational Safety and Health Act of 1970; and other laws relating to pollution or protection of the environment, or to the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Hazardous Materials.

                  2.22 INSURANCE. Disclosed on SCHEDULE 2.22 is a complete and correct list and description of all insurance policies in force with respect to the Company including, without limitation, those policies covering its properties, machinery, equipment, furniture, fixtures and operations, including a list and description of pending claims with respect to the Assets or the Business under such policies. The Company maintains adequate and customary insurance on any buildings, equipment or other property which are of a character usually insured against loss or damage, and such coverage is in such amounts and covers such hazards as are customarily insured against by businesses similar to the Company's. The Company has provided to Beacon copies of all insurance policies it maintains.

                  2.23 LABOR MATTERS. There are no discussions, negotiations, demands or proposals pending with or by any labor union or trade association in connection with the Company or the Business, and there are no pending or, to the Company's or the Stockholder's knowledge, threatened, labor disputes, strikes or work stoppages.

                  2.24 COMPLIANCE WITH OSHA. The Company is in compliance in all material respects with all current rules and regulations of OSHA. The Company is not under citation for any OSHA violation nor is it a party to any order, judgment or decree of any tribunal under such legislation.

                  2.25 INTELLECTUAL PROPERTY RIGHTS. To the Company's and the Stockholder's knowledge, no Intellectual Property Rights currently being used by the Company in the conduct of the Business infringe upon or are in conflict with the rights of others. SCHEDULE 2.25 is a complete and correct list and description of all Intellectual Property Rights.

                  2.26 PERMITS AND LICENSES. SCHEDULE 2.26 is a complete and correct list and description of each permit, license or similar authorization from a Governmental Authority with respect to the Business and operations of the Company, together with the expiration date of each, and each association of which the Company is a member and each association or governmental agency by which the Company is accredited. The Company has provided to Beacon copies of the permits, licenses or similar authorizations disclosed on SCHEDULE 2.26.

                  2.27 EMPLOYEES. SCHEDULE 2.27(a) is a complete and correct list of the Company's employees (individually, the "Employee" and collectively, the "Employees") including their names, titles, current annualized base salaries, aggregate amount of compensation paid in the 1998 calendar year, vacation accruals as of November 1998, and EIB (extended illness bank) accruals as of January 3, 1999. There are no current compensation disputes with any of the Employees. The Company has not agreed to any increase in or committed to increase the compensation disclosed on SCHEDULE 2.27(a) or made any bonus payment to or similar arrangement with any such individual or adopted a plan or agreement or amendment to any plan or agreement providing for additional "fringe benefits," except for increases in the Ordinary Course of Business. To the Company's and the Stockholder's knowledge, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between any Employee and any other person or entity that in any way adversely affects or will adversely affect the performance of his duties as an Employee. Except as set forth on
SCHEDULE 2.27(a), the Company has no employment contract, written or otherwise, with any Employee that is not terminable without material cost or liability to the Company upon 30 days notice or less. The Company has used commercially reasonable efforts to retain the Company's present employees.

                           SCHEDULE 2.27(b) is a complete and correct list of
the following information for each retired employee or retired director of the Company, or their dependents, receiving benefits or scheduled to receive benefits from the Company in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                           SCHEDULE 2.27(c) is a complete and correct list of
all of the Company's commission, bonus or other similar compensation arrangements with any of the Employees, and the names of such Employees and amount of commissions or bonuses accrued as of December 31, 1998.

                  2.28 CERTAIN PAYMENTS. No director, officer, agent, or employee of the Company, or any person associated with or acting for or on behalf of the Company, has directly or indirectly, in violation of any Legal
Requirement:

                           (a) made any contribution, gift, bribe, rebate,
payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services:

                                    (i) to obtain favorable treatment in
securing business;

                                    (ii) to pay for favorable treatment for
business secured; or

                                    (iii) to obtain special concessions or for
special concessions already obtained, for or in respect of the Company or any Affiliated Party of the Company; or

                           (b) established or maintained any fund or asset that
has not been recorded in the Company's books and records.

None of the Stockholder, the Company nor any of the Employees has any personal rights to any rebates or other payments from any of the Company's vendors or suppliers, except for immaterial amounts that may be due to the Company in the Ordinary Course of Business.

                  2.29 SIGNIFICANT CUSTOMERS AND SUPPLIERS. SCHEDULE 2.29(a) is a complete and correct list of the Company's 10 largest customers by dollar amount, along with the dollar amount and percentage of revenue derived from such customers for the year ended as of the 1997 Financial Statement Date and for the 1998 period ended as of October 31, 1998. SCHEDULE 2.29(b) is a complete and correct list of the Company's 10 largest vendors or suppliers by dollar amount, along with dollar amount and the percentage of the Company's expenses attributable to such vendors or suppliers for the year ended as of the 1997 Financial Statement Date and for the period ended as of October 31, 1998.

                  2.30 GOVERNMENT CONTRACTS. Except as disclosed on SCHEDULE 2.30, the Company is not now and has never been a party to any governmental contract subject to price redetermination or renegotiation. The Company has provided to Beacon copies of all contracts between the Company and the Federal or state government or any Federal or state agency or department.

                  2.31 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 2.31 is a complete and correct list of:

                           (a) the name of the financial institution in which
the Company has accounts or safe deposit boxes;

                           (b) the names in which the accounts or boxes are
held;

                           (c) the type of account and account number; and

                           (d) the name of the person authorized to draw thereon
or have access thereto.

                           SCHEDULE 2.31 also sets forth the name of the person,
corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

                  2.32 SOLVENCY. The Company is not, and after giving effect to the sale of the Assets will not be, "insolvent" or "at or near insolvency" (or their equivalent) under applicable fraudulent conveyance, insolvency and bankruptcy laws. The Company acknowledges that by entering into this Agreement and consummating the sale of the Assets that (a) it has no intent to hinder, delay or defraud its creditors, and (b) it will receive at least "fair value" (as defined under applicable law) for the Assets. After giving effect to the sale of the Assets, the Company will be solvent, adequately capitalized and able to pay anticipated debts and claims.

                  2.33 YEAR 2000 COMPLIANCE. All of the hardware and software (collectively, "Computer Systems") owned by or leased or licensed to the Company
(a) in the Programs Solutions management information system used in the Company's Business and (b) used in the Company's fulfillment operations, are Year 2000 compliant; PROVIDED, HOWEVER, that no representation or warranty is made with respect to any interface with, or the processing of data transferred from, any Computer System not owned by, or leased or licensed to, the Company.

                  For purposes of this Section 2.33, "Year 2000 compliant" means that the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data from, into and between the twentieth and twenty-first centuries, including leap year calculations.

                  2.34 TAX MATTERS. The Stockholder is satisfied with the tax consequences of the transactions this Agreement provides for, based on advice from its personal tax advisors.

                  2.35 ACCURATE COPIES. All photocopies of the Financial Statements, schedules and any other document or instrument that the Stockholder or the Company has delivered to Beacon under this Agreement are true, correct and complete copies of the document or instrument represented thereby, unless clearly indicated otherwise.

                  2.36 BROKERS' FEES. The Company is not obligated (contingently or otherwise) under any contract or other agreement, and there are no outstanding claims against the Company for the payment of any broker's or finder's fee or agent's commission or other similar payment in connection with the origin, negotiation, execution or performance of this Agreement.

                  2.37 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                           (a) No representation or warranty made in this
Agreement by the Stockholder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading, and no schedule or Exhibit contains any material inaccuracy; and

                           (b) When any representation or warranty in this
Section 2 is qualified to the Stockholder's or the Company's "knowledge," it means the Stockholder's or the Company's knowledge if (x) any officer or director of the Stockholder or the Company (as the case may be) is actually aware of such fact or other matter.

         3. REPRESENTATIONS AND WARRANTIES OF BEACON. Beacon represents and warrants to the Stockholder as follows:

                  3.1 ORGANIZATION AND GOOD STANDING. Beacon is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and it has all requisite corporate power and authority and has satisfied all material Legal Requirements necessary to own its assets and to carry on its business as now being conducted. Beacon is duly qualified and in good standing in every jurisdiction in which it is required by the nature of its business or ownership or lease of its properties to so qualify.

                  3.2 AUTHORIZATION AND ENFORCEABILITY. Beacon has full corporate power and authority to execute and deliver this Agreement and the Closing Agreements and to perform its obligations hereunder and thereunder. Beacon has duly authorized the execution, delivery and performance of this Agreement and the Closing Agreements, and each such agreement is Beacon's legal, valid and binding obligation, enforceable against it in accordance with its terms, except for the Exceptions. Beacon is not required to obtain any consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or third party to authorize the execution and delivery of, the performance of its obligations under this Agreement and the Closing Agreements.

                  3.3 NO VIOLATION OF LAW, ETC. Beacon's execution, delivery and performance of this Agreement and the Closing Agreements does not: (a) conflict with, violate or constitute a breach of or a default under; or (b) result in the creation or the imposition of any lien upon its assets under the terms of: (i) the Organizational Documents of Beacon; (ii) any Legal Requirement that applies to Beacon; or (iii) any credit or any loan agreement, mortgage, indenture, promissory note or other material agreement or instrument to which Beacon is a party or by which its assets may be bound or affected.

                  3.4 BROKERS' FEES. Except for the fee payable to Brian M. Amell, Beacon is not obligated (contingently or otherwise) under any contract or other agreement, and there are no outstanding claims against it for the payment of any broker's or finder's fee or agent's commission or other similar payment in connection with the origin, negotiation, execution or performance of this Agreement or the Closing Agreements.

                  3.5 NO LITIGATION. There is no action pending or, to Beacon's knowledge, threatened, that impairs Beacon's ability to execute, deliver, or perform its obligations under this Agreement or the Closing Agreements.

         4. DELIVERIES AT THE CLOSING.

                  4.1 DELIVERIES BY THE COMPANY OR THE STOCKHOLDER. At the Closing, the Company, the Stockholder or the other indicated parties executed and delivered or provided to Beacon:

                           (a) the Bill of Sale and Assignment conveying the
Assets, attached as EXHIBIT 4.1(a);

                           (b) the Assignment and Assumption Agreement, attached
as EXHIBIT 1.4;

                           (c) a Warranty Deed conveying the Company's owned
Properties, attached as EXHIBIT 4.1(c);

                           (d) for all Assets the ownership of which is
evidenced by certificates of title, certificates of title duly endorsed for transfer to Beacon;

                           (e) an opinion of counsel rendered by Jorden Burt
Boros Cicchetti Berenson & Johnson, LLP, containing opinions substantially in the form of EXHIBIT 4.1(e);

                           (f) a certificate, dated as of a date no earlier than
10 days before the Closing Date, duly issued by the appropriate governmental authority in Florida and in any state in which the Company is authorized to do business, showing the Company is in existence and in good standing in Florida;

                           (g) duly executed Articles of Amendment to the
Company's Articles of Incorporation that change its name to a name other than "H&D Graphics, Inc."; and

                           (h) an Acknowledgment and Consent of Collateral
Assignment of Asset Purchase Agreement, attached as EXHIBIT 4.1(h).

                  4.2 DELIVERIES BY BEACON. At the Closing, Beacon or the other indicated parties executed and delivered, as applicable, to the Stockholder:

                           (a) the Cash Consideration;

                           (b) the Assignment and Assumption Agreement, attached
as EXHIBIT 1.4;

                           (c) an opinion of counsel from Norton, Jacobs, Kuhn &
McTopy, L.L.P., containing opinions substantially in the form of EXHIBIT 4.2(c); and

                           (d) certificates dated as of a date no earlier than
10 days before the Closing Date, duly issued by the appropriate governmental authority in Texas and in any state in which Beacon is authorized to do business, showing Beacon is in existence and in good standing in Texas.

         5.       NONCOMPETITION.

                  5.1 PROHIBITED ACTIVITIES. The Stockholder will not, for a period of five years beginning on the Closing Date, for any reason, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (a) engage in, as a stockholder, owner, partner,
joint venturer or in a managerial capacity, or as a consultant or advisor to, any commercial printing or graphic arts business within 200 miles of Hialeah, Florida (the "Territory");

                           (b) call upon any person who is, at that time, within
the Territory, an employee of Beacon in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Beacon;

                           (c) call upon any person or entity which is, at that
time, or which has been, within one year before the Closing Date, a client or customer of the Company or Beacon, for the purpose of soliciting or selling commercial printing or graphic arts services within the Territory; or

                           (d) call upon any prospective acquisition candidate
in the commercial printing graphic arts business, on its behalf or on behalf of any competitor in the commercial printing or graphic arts business, which candidate, to the Stockholder's knowledge, Beacon or Nationwide, for the purpose of acquiring such entity, either called upon or made an acquisition analysis of.

                  Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit the Stockholder from acquiring as an investment not more than 5% of the capital stock of a competing business whose stock is traded on a national securities exchange or in the over-the-counter market.

                  5.2 DAMAGES. Because of the difficulty of measuring economic losses to Beacon as a result of a breach of any of the foregoing covenants, and because of the immediate and irreparable damage that will result to Beacon for which it would have no other adequate remedy, the Stockholder agrees that the foregoing covenant may be enforced by Beacon if there is a breach by the Stockholder, by injunctive relief, restraining orders, or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which Beacon may be entitled.

                  5.3 REASONABLE RESTRAINT. The parties agree that the covenants in this Section 5 impose a reasonable restraint on the Stockholder in light of Beacon's activities and business and plans as of the date of this Agreement.

                  5.4 SEVERABILITY; REFORMATION. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction determines that the scope, time or territorial restrictions are unreasonable, it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereby be reformed.

                  5.5 INDEPENDENT COVENANT. All of the covenants in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholder against Beacon, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Beacon of such covenants. The covenants in this Section 5 shall not be affected by any party's breach of any other provision hereof.

                  5.6 MATERIALITY. The parties acknowledge that this covenant is a material and substantial part of the transactions provided for in this Agreement.

         6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Stockholder recognizes and acknowledges that it has in the past, currently has, and in the future may have, access to certain confidential information of the Company, such as operational policies, customer lists and pricing and cost policies, that are valuable, special and unique assets of the Company's Business. The Stockholder acknowledges that the disclosure of and use of any such confidential information will cause immediate and irreparable damage to Beacon (including its subsidiaries). Therefore, during the five-year period beginning on the Closing Date, the Stockholder will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except:

                  (a) to Beacon's authorized representatives; and

                  (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 6, unless

                           (i) such information becomes known to the public
generally through no fault of the Stockholder;

                           (ii) disclosure is required by law or the order of
any court or governmental authority under color of law, provided, that before disclosing any information under this section;

                           (iii) the Stockholder shall deliver to Beacon prior
written notice thereof and provide Beacon with the opportunity to contest such disclosure; or

                           (iv) the disclosing party reasonably believes that
such disclosure is required in connection with the defense of a lawsuit against the disclosing party.

If the Stockholder breaches or threatens to breach the provisions of this
Section 6, Beacon shall be entitled to an injunction restraining the Stockholder from disclosing, in whole or in part, such confidential information or other extraordinary relief to which Beacon may be entitled as a result of the irreparable harm caused by such disclosure. Nothing in this Agreement shall prohibit Beacon from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         7.       INDEMNIFICATION.

                  7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties' representations, warranties covenants, agreements and indemnities shall survive the Closing, the consummation of the transactions this Agreement provides for, and any investigation with respect thereto for two years beginning on the Closing Date (the "Expiration Date"). Notwithstanding the foregoing, any representation, warranty, covenant, agreement or indemnity in respect to which indemnity may be sought, shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought before such time; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 2.15 and
2.17 shall survive the Closing Date for a period equal to the applicable statute of limitations (giving effect to any waiver or extension thereof) beginning on the Closing Date and the representations and warranties contained in Section
2.21 shall survive the Closing Date for a period of four years beginning on the Closing Date (the respective dates until which the respective representations and warranties under Section 2.15, 2.17, and 2.21 survive, the "Extended Expiration Date"). The Beacon Indemnitees' and the Company Indemnitees' right to indemnification hereunder shall not be affected by any investigation Beacon conducted with respect to the Company or the Company or the Stockholder conducted with respect to Beacon, as the case may be, or any knowledge any of them acquired after the Closing regarding the accuracy or inaccuracy of or compliance with, any representation, warranty or covenant with respect to which indemnification is sought; PROVIDED, HOWEVER, that neither the Beacon Indemnitees nor the Company Indemnitees shall have any right to indemnification for breach of a representation, warranty or covenant if Beacon, on the one hand, or the Company or the Stockholder, on the other hand, had actual knowledge of such breach at the time of Closing.

                  7.2 INDEMNIFICATION BY THE STOCKHOLDER AND THE COMPANY. Subject to the other provisions of this Section 7, the Stockholder and the Company agree to indemnify and hold harmless Beacon and its stockholders, officers, directors, agents and attorneys, and their respective heirs, beneficiaries, legal representatives, successors and assigns (the "Beacon Indemnitees"), from and against any claim, action, cause of action, suit, proceeding, liability, judgment, loss, damage, cost or expense (including, without limitation, reasonable attorneys' fees) (collectively, "Damages") as they are incurred or suffered by any of them and caused by or arising out of:

                           (a) the Stockholder's or the Company's breach of or
default in the performance of any covenant or agreement in this Agreement or in any Closing Agreement;

                           (b) the Stockholder's or the Company's breach of any
representation or warranty in this Agreement; and

                           (c) all lawsuits disclosed on SCHEDULE 2.10.

                           Notwithstanding anything to the contrary contained
herein, the Stockholder and the Company shall have no obligations under this
Section 7.2 with respect to any matter, activity, or event described or covered in Section 2.21 of this Agreement, or involving the release, discharge or presence of Hazardous Materials or the conduct of Hazardous Materials Activities on or about the Properties, or involving any violation or alleged violation of any Hazardous Materials Laws, all of which shall be governed by and subject to
Section 7.10.

                  7.3 INDEMNIFICATION BY BEACON. Beacon agrees to indemnify and hold harmless the Stockholder and the Company and their agents and attorneys and respective heirs, beneficiaries, legal representatives, successors and assigns (the "Company Indemnitees") from and against any Damages as they are incurred or suffered by any of them and caused by or arising out of:

                           (a) Beacon's breach of or default in the performance
of any covenant or agreement in this Agreement or in any Closing Agreement; and

                           (b) Beacon's breach of any representation or warranty
in this Agreement.

                  7.4      PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

                           (a) Any party claiming indemnification under this
Section 7 is referred to in this Agreement as an "Indemnified Person" and any party against whom such claims are asserted under this Section 7 is referred to in this Agreement as an "Indemnifying Person."

                           (b) Within 15 days after receipt of notice of
commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the Indemnified Person shall give the Indemnifying Person written notice thereof, together with a copy of such claim, process or other legal pleading. The failure to so notify the Indemnifying Person within the above time frame will not relieve the Indemnifying Person of any liability it may have to the Indemnified Person, except to the extent the Indemnifying Person demonstrates that the defense of such action is unduly prejudiced by the Indemnified Person's failure to give such notice, or except if such notice is not delivered before the time specified in Section 7.6(f). The Indemnifying Person shall have the right to undertake and control the defense, settlement, compromise or other disposition thereof at its own expense and through a legal representative of its own choosing. The Indemnified Person and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnified Person, which approval shall not be unreasonably withheld.

                           (c) If the Indemnifying Person, by the 30th day after
receipt of notice of any such claim (or, if earlier, by the 10th day immediately preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), has not notified the Indemnified Person of its election to defend against such claim, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such claim through counsel of its choice on behalf of and for the account and risk of the Indemnifying Person, at the cost and expense of the Indemnifying Person. In such event, the Indemnifying Party and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld.

                  7.5 PROCEDURE FOR INDEMNIFICATION; OTHER THAN THIRD PARTY CLAIMS. Any claim for indemnification for a matter not involving a third-party claim shall be asserted by written notice, which specifies in reasonable detail the factual basis of such claim, and delivered to the party or parties from which indemnification is sought.

                  7.6 LIMITATIONS ON LIABILITY OF THE STOCKHOLDER AND THE
COMPANY.

                           (a) No claim for indemnification shall be made by any
Beacon Indemnitee or any Company Indemnitee with respect to any matter unless and until the total amount of Damages exceeds $250,000 in the aggregate (not per incident) (the "Threshold"), and then only for the amount by which the Damages exceed the Threshold; PROVIDED, HOWEVER, that the Threshold shall not apply to claims for indemnification for (x) Environmental Damages (as defined in Section 7.10), or (y) Damages that resulted from or arose in connection with the breach of any representations and warranties of which the breaching party had actual knowledge at any time before the date on which such representation and warranty is made or any intentional breach by the breaching party of any agreement, covenant or obligation; PROVIDED, HOWEVER, if there is a breach of the representation in Section 2.6 regarding the collectibility of the Company's Accounts Receivable by 120 days after the Closing (the "Post-Closing Collection Period"), the amount of damages attributable to such breach shall be reduced by any collections of the Company's Accounts Receivable after the Post Closing Collection Period and through the date of the indemnification notice, and only such reduced amount of damages shall be counted toward the Threshold (the "Uncollected Accounts Receivable").

                           (b) Notwithstanding anything to the contrary
contained herein, Damages attributable to the breach of any representation or warranty in Section 2.33 hereof shall be limited to the cost of repair or replacing (at the Company's or the Stockholder's option) any Computer System or component thereof that is not Year 2000 Compliant and shall not include any special or consequential damages.

                           (c) No claim for indemnification shall be made
hereunder unless asserted by a written notice given to the Indemnifying Party, on or before the Expiration Date.

                           (d) The Indemnified Person shall act in good faith
and in a commercially reasonable manner to mitigate any Damages for which it may seek indemnification under this Section 7.

                           (e) An indemnity payment for Damages otherwise due
and payable under this Section 7 shall be decreased to the extent of any (i) net reduction of tax liability the Indemnified Party or any Affiliated Party thereof actually realizes as a result of such indemnifiable loss, and (ii) insurance proceeds the Indemnified Party or any Affiliated Party thereof actually collects in connection with the indemnifiable loss.

                           (f) Neither the Stockholder nor the Company shall
have any liability (for indemnification or otherwise) under Section 7.2 or 7.10, and Beacon shall have no liability (for indemnification or otherwise) under
Section 7.3, unless the notices required under Sections 7.4 and 7.5 are delivered on or before the Expiration Date, the Extended Expiration Date, or the termination of the Environmental Indemnity Period, as the case may be.

                           (g) Notwithstanding anything to the contrary
contained herein, the maximum amount of Damages (including Environmental Damages and Remediation Costs, each as defined below), for which the Company and the Stockholder shall, in the aggregate, be liable under this Section 7 shall not exceed $10.5 million (the "Company Damages Cap"); PROVIDED, HOWEVER, that on each anniversary date of the Closing Date for the period during which indemnities for Damages remain in effect, the Company Damages Cap shall be reduced by $500,000, as follows (assuming no claims for Damages are made), based on the date the written notice of indemnity is received, irrespective of when the event occurred that gives rise to the claim for indemnification:

                                                     Company Damagess
                 Indemnity Year                             Cap
                 --------------                      ----------------

        February 15, 1999 - February 14, 2000           $10,500,000

        February 15, 2000 - February 14, 2001           $10,000,000

        February 15, 2001 - February 14, 2002           $ 9,500,000

        February 15, 2002 - February 14, 2003           $ 9,000,000

        February 15, 2003 - February 14, 2004           $ 8,500,000

        February 15, 2004 - February 14, 2005           $ 8,000,000

        February 15, 2005 - February 14, 2006           $ 7,500,000

        February 15, 2006 - February 14, 2007           $ 7,000,000

        February 15, 2007 - February 14, 2008           $ 6,500,000

        February 15, 2008 - February 14, 2009           $ 6,000,000


, and so on.

For example, if Beacon incurs $2,000,000 of Damages (after deducting the Threshold) for which it claims indemnification under Section 7.2 at any time in the first year after the Closing Date and before the first anniversary thereof (the "First Indemnity Year"), then Beacon shall be entitled to recover all of such $2,000,000 of Damages. If Beacon then incurs an additional $6,000,000 of Damages for which it claims indemnification under Section 7.2 at any time in the second year after the Closing Date and before the second anniversary thereof (the "Second Indemnity Year"), then Beacon shall likewise be entitled to recover all of such $6,000,000 of Damages. If Beacon incurs an additional $3,000,000 of Damages for which it claims indemnity at any time in the fourth year after the Closing Date and before the fourth anniversary thereof (for the breach of representations and warranties in Section 2.15 or 2.17) (the "Fourth Indemnity Year"), then Beacon shall be entitled to recover only $1,000,000 of such Damages ($10,500,000 - [$2,000,000 + $6,000,000 + $500,000 (Second Indemnity Year) +
$500,000 (Third Indemnity Year) + $500,000 (Fourth Indemnity Year)].

                  7.7 ARBITRATION. Any dispute between Beacon and either or both of the Stockholder and the Company arising out of or related to this Agreement or the breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted by three neutral arbitrators who sit in Dade County, Florida, one of which shall be selected by the Company and the Stockholder, one of which shall be selected by Beacon, and one of which shall be selected by the two arbitrators selected by parties hereto. Any award made by such arbitrators shall be binding and conclusive for all purposes and may be entered as a final judgment in any court of competent jurisdiction. No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, parties other than the Stockholder, the Company and Beacon and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be afforded in arbitration. The parties shall bear the cost and expenses of such arbitration in accordance with the arbitrators' determination and the expenses may include reasonable attorneys' fees. Each party further agrees that service of process may be made upon the party by registered or certified mail or personal service at the address provided for in this Agreement.

                  7.8 COMPLIANCE WITH BULK SALES LAW. Beacon, the Company and Stockholder acknowledge that the Company's principal business is not the sale of inventory from stock, and hereby waive compliance with the bulk sales law in any applicable jurisdiction for the transactions this Agreement provides for. The Stockholder and the Company shall indemnify Beacon from any Damages resulting from (i) the failure to comply with any of such laws in the transactions provided for by this Agreement and (ii) any action brought or levy made as a result of such non-compliance.

                  7.9 REMEDIES. Except for the equitable remedies provided for in Section 5.2 and Section 6, the remedies of Beacon and the Beacon Indemnitees set forth in this Section 7 shall be the exclusive post-Closing remedies available to them with respect to the actual or alleged breach by the Stockholder and/or the Company of any provision of this Agreement or the Closing Agreements.

                  7.10     ENVIRONMENTAL INDEMNIFICATION.

                           (a) Subject to the other provisions of this Section
7, for a period of four years commencing on the Closing Date (the "Environmental

Indemnification Period"), the Company and the Stockholder agree to indemnify and hold harmless the Beacon Indemnitees from and against any Environmental Damages (as defined below) as they are incurred or suffered by any of them that are (i) caused by any breach of any representation, warranty, covenant or agreement contained in Section 2.21 of this Agreement, (ii) arise out of any release, discharge or the presence of Hazardous Materials or the conduct of Hazardous Materials Activities on or about the Properties, or (iii) arise out of any violations or alleged violations by the Company of any Hazardous Materials Laws on or about the Properties. Environmental Damages shall consist of (i) Damages (other than any diminution in value) caused by or arising out of the matters described in subclauses (i), (ii) and (iii) of the immediately preceding sentence, including, without limitation, all claims, actions, suits, and proceedings asserted or brought and judgments obtained by unrelated third parties, as well as all fines, all costs and expenses relating to any inspection, study, monitoring, assessment, audit, sampling, testing and laboratory analysis associated with any environmental remediation as the result of an order of, or a written agreement entered into with, a Governmental Authority, after the issuance of a notice of violation or order for a corrective action (such order or agreement, a "Governmental Mandate") (all of such environmental remediation referred to as "Remediation" and all costs of Remediation referred to as "Remediation Costs"); and (ii) any Diminution in Value, as defined in Section 7.10(f) below.

                           (b) If any of the Properties requires Remediation
under a Governmental Mandate, the Stockholder and/or the Company shall bear the Remediation Costs sufficient to obtain issuance by the relevant Governmental Authority of a site rehabilitation order or its equivalent (including approval of a no further action or monitoring only proposal), as the case may be (the "Remediation Standards"), subject to the Environmental Damages Cap (as defined below), and the Stockholder shall provide Beacon with written evidence of the same. The Stockholder and the Company shall have no obligation to pay the Remediation Costs unless (i) the Remediation is performed by a remediation provider selected by the Stockholder and/or the Company, which provider shall be reasonably acceptable to Beacon and (ii) the Governmental Mandate is issued during the Environmental Indemnification Period.

                           (c) Notwithstanding anything to the contrary
contained in this Agreement, in no event shall the aggregate liability of the Stockholder and the Company for Environmental Damages and Remediation Costs (including the cost of any environmental remediation under Section 7.10(d), under Section 7.10(e) and any Diminution In Value) exceed (i) $500,000.00 MINUS (ii) any payments by the Stockholder and/or the Company to any Governmental Authority in respect of any violations or alleged violations of any Hazardous Materials Laws by the Company or with respect to any of the Properties (the "Environmental Damages Cap").

                           (d) In addition to the foregoing indemnification, the
Stockholder and the Company shall, at their sole cost and within 60 days after the Closing Date, cause the contaminated soils (the "Contaminated Soil") with concentrations of Florida Petroleum Recoverable Organics ("PRO") in excess of the applicable Florida Industrial Soil Cleanup Criteria, located (i) in the area of the drum storage pad and (ii) near the air compressor area (estimated to consist in the aggregate of 75 to 100 cubic yards of soil), to be removed and disposed of and replaced with clean fill dirt. The parties acknowledge that the Contaminated Soil is more specifically described in the "Limited Phase II Site Investigation Results" report dated February 1999, (Project No. 02-7434B), concerning the Properties, prepared by ENVIRON Corporation, Princeton, New Jersey. Any additional testing and/or sampling required to further delineate the extent of the Contaminated Soil incident to its excavation and removal shall be performed by the Stockholder and the Company at their sole cost. The removal and disposal of the Contaminated Soil shall be performed by a licensed contractor, and in accordance with any and all applicable city rules and ordinances and all applicable environmental rules, regulations and statutes governing the removal, transportation and disposal of contaminated soils. Upon completion of the removal and disposal of the Contaminated Soil, the Stockholder and the Company shall furnish to Beacon written certification of no further action required from the Miami-Dade County Department of Environmental Resources Management ("DERM") respecting the PRO soil contamination at the Properties.

                           (e) The Company and the Stockholder acknowledge that
Beacon intends, promptly following its acquisition of the Properties hereunder, to proceed with further environmental testing of the Properties substantially in accordance with the proposed "Supplemental Limited Phase II Site Investigation" dated January 29, 1999, submitted by ENVIRON Corporation, Princeton, New Jersey, a copy of which is attached as EXHIBIT 7.10(e) (the "Supplemental Testing"). Beacon shall bear the cost of the Supplemental Testing. Should the results of the Supplemental Testing indicate, at one or more test sites, contamination of the ground water of the Properties by Volatile Organic Compounds ("VOCs") in excess of the applicable Florida Ground Water Quality Criterion, then (i) Beacon shall disclose the results of the Supplemental Testing to DERM in accordance with the provisions of this subsection (e), (ii) the Stockholder and the Company shall have the option, at their sole discretion, to have Beacon's disclosure to DERM of the Supplemental Testing results be made by an environmental consultant selected by the Stockholder and/or the Company (the "Company Consultant"), which Company Consultant shall be reasonably acceptable to Beacon, and to have the Company Consultant propose a plan to address such contamination ("Plan"), (iii) Beacon's (or its lender's) environmental consultant ("Beacon Consultant") shall be provided the reasonable opportunity to attend and participate in all conferences (face-to-face or telephonic) between DERM and the Company Consultant regarding the Properties, (iv) the Beacon Consultant shall be furnished on a timely basis copies of all correspondence between the Company Consultant and DERM, and (v) the Stockholder and/or the Company shall bear the costs, subject to the Environmental Damages Cap, of implementing the Plan as finally approved by DERM addressing the VOC ground water contamination of the Properties so detected.

                           (f) If Beacon sells all or any portion of the real
property identified on SCHEDULE 2.20, (any real property so sold, the "Sold Property") within the 10-year period beginning on the Closing Date, the Stockholder and/or the Company shall pay to Beacon the Diminution in Value of the Sold Property (subject to the Environmental Damages Cap). For purposes of this Agreement, "Diminution in Value" means the actual loss to Beacon on the sale of the Sold Property directly attributable to the environmental conditions identified in the Phase I and Phase II reviews conducted by ENVIRON Corporation before the Closing Date, to the extent such environmental conditions existed on or about the Sold Property before the Closing Date and were not corrected by the Stockholder and/or the Company before Beacon's sale of the Sold Property.

         8. POST-CLOSING COVENANTS.

              8.1 EMPLOYEES. Beacon is offering employment to all existing employees of the Company engaged in the Business. The parties intend that all employees of the Company that Beacon hires ("Transferred Employees") will be new employees of Beacon as of the Closing Date or the date of hire, whichever is later.

              8.2 EMPLOYEE BENEFITS. Beacon shall have no obligation after the Closing to continue any employee benefit plans or programs currently offered by the Company to its employees, and no liability for such benefit plans or programs. However, Beacon agrees to credit all Transferred Employees for past years or hours of service for purposes of their qualifying for or being eligible to participate in any employee benefit plans that Beacon establishes after the Closing Date.

              8.3 PAYMENTS RECEIVED. After the Closing, Beacon will have the right and authority to endorse, without recourse, the Company's name on any check or other evidence of indebtedness that Beacon receives on account of any Accounts Receivable transferred under this Agreement. Beacon will take all commercially reasonable actions, consistent with its past practices and procedures for collecting its own receivables, to collect the Accounts Receivable transferred under this Agreement. The Stockholder and Beacon each agree that after the Closing, they will hold and will promptly transfer and deliver to each other, any cash, checks with appropriate endorsements, or other property (including any insurance proceeds) that they may receive on or after the Closing Date that belongs to the other, and will account to the other party for all such receipts.

              8.4 FURTHER ASSURANCES. From time to time after the Closing Date, each party hereto will, at any other party's request, execute, acknowledge and deliver to such requesting party such other instruments and take such other actions and deliver such other documents as may be reasonably required to carry out the intent of this Agreement and the Closing Agreements.

              8.5 TEMPORARY AVAILABILITY OF CONTROLLER. The Stockholder shall use its commercially reasonable efforts to make the Company's current controller available to work for Beacon for up to at least three months after the Closing Date. The Stockholder shall pay, and Beacon shall reimburse the Stockholder for, one-half of the controller's current base salary during such time. Beacon shall give the controller and the Stockholder at least one week's notice that Beacon no longer requires the controller's services.

              8.6 CONTINUED PROVISION OF ELECTRONIC MAIL. In order to facilitate an orderly transition of the Business from the Company to Beacon, for up to one year beginning on the Closing Date, the Stockholder agrees to allow Beacon's employees at the Hialeah, Florida location to continue accessing the current electronic mail system;

PROVIDED, HOWEVER, that the Stockholder shall not be obligated to do the foregoing if it would cause any security issues for the Stockholder, cause the Stockholder to incur any direct costs in excess of its current direct costs of providing such access, or cause the Stockholder to violate its license agreements with Lotus Notes or any other manufacturer or service provider.

              8.7 TRANSFER OF CASH BALANCE; NEGATIVE CASH BALANCE.

                  (a) The parties agree that the Cash Balance (as defined in Section 1.1(d)) shall not be transferred to Beacon on the Closing Date; instead, the Company shall calculate the Cash Balance as of the Closing Date (but prior to giving effect to the Closing) reduced by any payroll and payroll taxes payables with respect to the Final Payroll (as defined below) (the Cash Balance, as reduced, the "Net Cash Balance") on the fifth business day after the Closing Date (the "Reconciliation Date"), and shall notify Beacon of the Net Cash Balance on the Reconciliation Date. Within two business days after the Reconciliation Date, the Company shall transfer the Net Cash Balance, if any, to Beacon's bank account designated in writing to the Company.

                  (b) In order to facilitate the orderly transfer of accounting and payroll functions, the Company shall pay and maintain control of and administer the payroll of the Company for the two-week pay period ended February 15, 1999 (the "Final Payroll"), in accordance with the Company's customary payroll practices. If, as a result of the Company paying the Final Payroll or otherwise, the Net Cash Balance, as calculated on the Reconciliation Date, is a credit balance ("Negative Cash Balance"), the Company shall notify Beacon of the amount of the Negative Cash Balance. Beacon shall then have two business days after it receives notice of the Negative Cash Balance to request written documentation of same and otherwise confirm the Negative Cash Balance. Upon confirming the Negative Cash Balance, Beacon shall transfer an amount equal to the Negative Cash Balance to the Stockholder's or the Company's bank account designated in writing to Beacon.

              (c) On the 30th day after the Reconciliation Date, the Company shall calculate any further credits to the Net Cash Balance to arrive at a final negative cash balance ("Final Negative Cash Balance"), and shall notify Beacon of the amount of the Final Negative Cash Balance. Beacon shall then have two business days after it receives notice of the Final Negative Cash Balance to request written documentation of same and otherwise confirm the Final Negative Cash Balance. Upon confirming the Final Negative Cash Balance, Beacon shall transfer an amount equal to the Final Negative Cash Balance to the Stockholder's or the Company's bank account designated in writing to Beacon.

              8.8 BOOKS AND RECORDS. Insofar as the Company or the Stockholder determines that any books and records may be needed or useful in connection with federal, state or local regulatory or tax matters, resolution of third party disputes or contract compliance issues, or other bona fide business purposes, Beacon, for a period of 10 years after the Closing Date (and with respect to all other books and records included in the Assets, for a period of seven years commencing on the Closing Date), will use its best efforts to preserve and make available to the Company or the Stockholder, at the location of such books and records in Beacon's organization, access to and the right to copy such of the books and records as Beacon may then have in its possession or to which it may have access upon written request of the Company or the Stockholder during normal business hours. Beacon agrees to make such of its employees and of the books and records as the Company or the Stockholder may request, available at Beacon's cost to assist in the preparation of financial reports and tax returns for the Company's or the Stockholder's fiscal year ending in 1998, up to a maximum of 50 hours. If the Company or the Stockholder requires more than 50 hours of Beacon's employees' assistance, the Company or the Stockholder, as the case may be, shall reimburse Beacon for each hour over 50 hours, at a rate per hour based upon the employee's base salary received from Beacon (based on a 40-hour work week).

              8.9 DEFENSE OF LITIGATION. After the Closing Date, Beacon shall, as the Company or the Stockholder may reasonably request and at the Company's or the Stockholder's expense, make available upon reasonable advance notice personnel and business records in connection with the Company's or the Stockholder's defense of any actions and claims relating to the Company's or the Stockholder's ownership of the Assets and operation of the Business.

              8.10 TERMINATION OF FICTITIOUS NAME FILINGS. The Stockholder shall, within 10 business days after the Closing Date, file or cause to be filed termination statements of the Company's fictitious name filings with Florida Secretary of State's office of the names "Haff-Daughtery Graphics, Inc.," "Supertype," and "Postmasters."

              8.11 SALES TAX PAYMENT. The Company or the Stockholder shall, within five business days after the Closing Date, request a refund of all prepaid sales tax amounts on deposit with the Florida Department of Revenue. Promptly after receiving a refund of such amounts, the Company or the Stockholder shall remit such amounts to Beacon, either by wire transfer to an account designated in writing to the Company or the Stockholder, or by a company check.

              8.12 MOTOR VEHICLE SALES TAX. Within five business days after the Closing Date, the Company or the Stockholder shall determine the amount of the transfer tax as required by law on the transfer of the vehicles identified in
Schedule 2.26 hereto, and shall remit such amounts to Beacon, either by wire transfer to an account designated in writing to the Company or the Stockholder, or by a company check.

         9.   MISCELLANEOUS.

              9.1 ENTIRE AGREEMENT. This Agreement, including the Exhibits and schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. Therefore, no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement. This Agreement supersedes all letters, memoranda and term sheets previously prepared in connection with the negotiations surrounding the subject matter hereof. This Agreement and the rights of the parties hereunder may not be assigned by any party without the express prior written consent of all other parties hereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties' respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any third party any rights, remedies, obligations or liabilities under this Agreement, except as expressly provided in this Agreement.

              9.2 NOTICES. Any notices permitted or required to be given under the this Agreement shall be in writing and shall be deemed given if delivered to the party to be notified at the address specified below, by first class mail, overnight courier or fax with hard copy being sent by first class mail or overnight courier. Such notice shall be deemed received 24 hours after it is sent via fax (with receipt confirmed) or overnight courier. Any notice given in any other manner shall be effective only if and when received.

                  (a) if to Beacon, at:

                      Beacon Printing & Graphics, Inc.
                      1111 Bagby, Suite 2450
                      Houston, Texas 77002-2546
                      Attn: Carl L. Norton or Jerry Hyde
                      Telecopier No.: (713) 659-7341

                  With a copy (which shall not constitute notice) to:

                      Norton, Jacobs, Kuhn & McTopy, L.L.P.
                      Texaco Heritage Plaza
                      1111 Bagby, Suite 2450
                      Houston, Texas 77002-2546
                      Attn: Sabrina A. McTopy or Michael K. Kuhn
                      Telecopier No.: (713) 659-7341

                  (b) if to the Stockholder or the Company, to its address on the signature page of this Agreement:

                  With a copy (which shall not constitute notice) to:

                           Jorden Burt Boros Cicchetti Berenson & Johnson, LLP 777 Brickell Avenue, Suite 500
                           Miami, Florida 33131
                           Attn:  Steven Kass
                           Telecopier No.:  (305) 372-9928

                  The address of any party may be changed by notice given in the manner provided in this Section 9.2.

              9.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written instrument designated as an "amendment" to this Agreement and signed by the parties hereto, and the observance of any term of this Agreement may be waived only by a written instrument signed by the party specifically waiving such observance.

              9.4 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS TO BE MADE AND PERFORMED SOLELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PRINCIPLES WHICH MIGHT OTHERWISE APPLY. THE PARTIES HERETO AGREE THAT ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION UNDER SECTION 7.7; PROVIDED, HOWEVER TO THE EXTENT BEACON EXERCISES ITS RIGHTS UNDER SECTIONS 5 OR 6 HEREOF, VENUE SHALL LIE WITH A COURT OF COMPETENT JURISDICTION IN DADE COUNTY, FLORIDA.

              9.5 SEVERABILITY. If any provision of this Agreement is declared unenforceable by a court of last resort, such provision shall be enforced to the greatest extent permitted by law, and such declaration shall not affect the validity of any other provision of this Agreement.

              9.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.

              9.7 EXPENSES. The Stockholder, the Company and Beacon are each solely responsible for and will bear all of their own respective expenses, including, without limitation, expenses of legal counsel, investment bankers, brokers, consultants, accountants and other advisors, incurred at any time in connection with this Agreement, the Closing Agreements and the transactions contemplated hereby and thereby.

              9.8 WAIVER OF BREACH. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, and no waiver shall constitute a waiver of any later breach of such provision.

              9.9 CONSTRUCTION. The headings in this Agreement are for reference purposes only. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

              9.10 PUBLIC ANNOUNCEMENTS. The parties agree that they will confer with each other prior to the issuance of any statements or releases pertaining to this Agreement, except that each party will have the right to issue any such statements or releases upon advice of its counsel that such issuance is required in order to comply with the requirements of the federal securities laws or any national securities exchange.

DATED to be effective February 15, 1999.

                                      THE STOCKHOLDER:

ADDRESS FOR NOTICE:                   AMERICAN BANKERS INSURANCE
                                      GROUP, INC.

11222 Quail Roost Drive               By:______________________________________
Miami, Florida 33157-6596
Attn: Arthur W. Heggen                -----------------------------------------
Telecopier: (305) 256-7151               (Name),                     (Title)

                                      THE COMPANY:

                                      H&D GRAPHICS, INC.


11222 Quail Roost Drive               By:_______________________________________
Miami, Florida 33157-6596
Attn: Arthur W. Heggen                ------------------------------------------
Telecopier: (305) 256-7151               (Name),                     (Title)

                                      BEACON:

                                      BEACON PRINTING & GRAPHICS,
                                      INC.

1111 Bagby, Suite 2450                By:_______________________________________
Houston, Texas 77002-2546                Carl L. Norton, Chief Executive Officer
Telecopier: (713) 659-7341

STATE OF FLORIDA



COUNTY OF_____________

              BEFORE ME, the undersigned authority, personally appeared ______________, _________________, of American Bankers Insurance Group, Inc.,
known to me to be the person whose name is subscribed to the foregoing instrument, and being by me first duly sworn, declared and acknowledged to me that he executed the same for the purposes and consideration therein expressed and that the statements contained therein are true and correct.

              GIVEN under my hand and seal of office this _____ day of February, 1999.

                                     -----------------------------------
                                     Notary Public in and for
                                     the State of FLORIDA


                                     -----------------------------------
                                     Printed Name of Notary Public

STATE OF FLORIDA



COUNTY OF__________


              BEFORE ME, the undersigned authority, personally appeared ______________, _________________, of H&D Graphics, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and being by me first duly sworn, declared and acknowledged to me that he executed the same for the purposes and consideration therein expressed and that the statements contained therein are true and correct.

              GIVEN under my hand and seal of office this _____ day of February, 1999.

                              -----------------------------------
                              Notary Public in and for
                              the State of FLORIDA


                              -----------------------------------
                              Printed Name of Notary Public

STATE OF TEXAS



COUNTY OF DALLAS


              BEFORE ME, the undersigned authority, personally appeared Carl L. Norton, Chief Executive Officer and President of Beacon Printing & Graphics, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and being by me first duly sworn, declared and acknowledged to me that he executed the same for the purposes and consideration therein expressed and that the statements contained therein are true and correct.

              GIVEN under my hand and seal of office this _____ day of February, 1999.

                               -----------------------------------
                               Notary Public in and for
                               the State of TEXAS


                               -----------------------------------
                               Printed Name of Notary Public